UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

In March, Bottomline Technologies (de), Inc. (the “Company”) and Intuit Inc. (“Intuit”) announced a strategic partnership in which they are using their core expertise and combined market strength to deliver innovative products and services for businesses to the banking and financial services industry. In connection with the partnership, the Company acquired the commercial banking business from Intuit’s financial services segment.

During April, the Company realigned its overall global resources, with a particular focus on resources associated with the acquired commercial banking business. This process is substantially complete, and the Company estimates that it will record pre-tax restructuring charges arising from severance related benefits of approximately $1.3 million during the quarter and fiscal year ending June 30, 2012.

Cautionary Language

Certain statements in this Current Report on Form 8-K, including statements regarding the pre-tax restructuring charges arising from the realignment, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are any legal claims that may be asserted by persons affected by the restructuring, difficulties encountered in transitioning the duties of departing personnel to others, and general factors relating to our business, including those risk factors discussed in the Company’s Form 10-K for year ended June 30, 2011 and any subsequently filed Form 10-Q’s, Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

April 27, 2012	By:	/s/ Eric K. Morgan
Eric K. Morgan
Vice President, Global Controller